Exhibit 10.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of August 17, 2022 (the “Effective Date”) by and among NATURALSHRIMP INCORPORATED, a Nevada corporation (“NaturalShrimp”), STREETERVILLE CAPITAL, LLC, a Utah limited liability company (“Streeterville”), and HANSEN BLACK ANDERSON ASHCRAFT PLLC, a Utah professional limited liability company (“Escrow Agent”). Each of NaturalShrimp and Streeterville may be referred to individually as a “Party” or collectively as the “Parties”. Each of NaturalShrimp, Streeterville and Escrow Agent may be referred to individually as an “Escrow Party” or collectively as the “Escrow Parties”. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement (defined below).

A. The Parties desire that Streeterville deposit $3,900,000.00 (the “Escrow Amount”) into escrow.

B. The Parties desire that Escrow Agent hold and disburse the Escrow Amount, and Escrow Agent has agreed to hold the Escrow Amount in escrow and disburse the Escrow Amount, according to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Escrow Parties hereto hereby agree as follows:

AGREEMENT

1. Appointment of Escrow Agent; Escrow Agent Fees; Expenses. The Parties hereby appoint Escrow Agent as escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment on the terms set forth herein. Escrow Agent shall receive as compensation for the services to be rendered by Escrow Agent hereunder fees charged at its standard rate for administration of the escrow described herein, along with reimbursement for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). All such fees are payable by NaturalShrimp.

2. Delivery of Escrow. Within five (5) days of the execution hereof, Streeterville shall deliver the Escrow Amount to Escrow Agent. The Escrow Amount shall be held by Escrow Agent pursuant to the terms hereof.

3. Termination of Escrow. Escrow Agent shall release the Escrow Amount (or portion thereof) to NaturalShrimp upon its receipt of written disbursement instructions (the “Instructions”) from Streeterville. Streeterville covenants and agrees to deliver Instructions to Escrow Agent within five (5) days of the occurrence of the following events: (a) $500,000.00 of the Escrow Amount to be released following the date that NaturalShrimp (i) files a Schedule 14C authorizing a reverse stock split in a range of 1:33 to 1:100; and (ii) files a shelf registration statement on Form S-3; and (b) $3,400,000.00 of the Escrow Amount to be released upon completion of a successful uplist to NYSE or NASDAQ (the “Escrow Release Condition”). In the event the Escrow Release Conditions have not be satisfied within sixty (60) days of the Effective Date, Streeterville may: (1) leave the Escrow Amount in escrow for as long as it sees fit; (2) instruct Escrow Agent to send all or any portion of the Escrow Amount to NaturalShrimp; or (3) instruct Escrow Agent to send all or any portion of the Escrow Amount to Streeterville.

4. Liability of Escrow Agent. Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no other duties shall be implied. Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties. Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. Escrow Agent shall have no duty to solicit any payments which may be due it. Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction or arbitrator, as applicable, determines that Escrow Agent’s gross negligence, willful misconduct or fraud was the primary cause of any loss to a Party. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it in its sole discretion, provided that any such delegation shall not relieve Escrow Agent from its obligations, duties and responsibilities hereunder. Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, conflict with any of the provisions of this Agreement, or with any instructions, claims or demands from any other Party, it shall refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the Parties or by a final arbitration decision or a non-appealable order or judgment of a court of competent jurisdiction. Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

All of the terms and conditions in connection with Escrow Agent’s duties and responsibilities, and the rights of the Parties or anyone else, are contained solely in this Agreement, and Escrow Agent is not expected or required to be familiar with the provisions of any other agreements, and shall not be charged with any responsibility or liability in connection with the observance of the provisions of any such other agreements.

Except as herein expressly provided, none of the provisions of this Agreement shall require Escrow Agent to expend or risk its own funds or otherwise incur financial liability or expense in the performance of any of its duties hereunder.

Escrow Agent is hereby authorized to comply with and obey all final non-appealable orders, judgments, decrees or writs entered or issued by any court or final decision of any arbitrator, and in the event Escrow Agent obeys or complies with any such final non-appealable order, judgment, decree or writ of any court or final decision of any arbitrator, in whole or in part, after giving the Parties seven (7) days’ prior written notice, it shall not be liable to any of the Parties hereto, nor to any other person or entity, by reason of such compliance, notwithstanding that it shall be determined that any such final non-appealable order, judgment, decree, writ, or final decision of a court or final decision of any arbitrator be entered without jurisdiction or be invalid for any reason or be subsequently reversed, modified, annulled or vacated.

5. Resignation or Removal of Escrow Agent. Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Amount in its possession to any successor Escrow Agent jointly designated by the other Parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The Parties shall also have the right at any time upon mutual agreement to substitute a new escrow agent by giving written notice thereof to Escrow Agent. The resignation or removal of Escrow Agent shall take effect on the earlier of (i) the appointment of a successor (including a court of competent jurisdiction), or (ii) the day which is five (5) days after the date of delivery of its written notice of resignation to the other Parties hereto or the date on which the Parties hereto deliver written notice of removal to Escrow Agent, as applicable. If at that time described in clause (ii) of the immediately preceding sentence, Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Amount until receipt of a designation of a successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

6. Indemnification of Escrow Agent. The Parties shall jointly and severally indemnify, defend and save harmless Escrow Agent and its members, managers, officers, agents and employees (the “Indemnified Parties”) from all loss, liability or expense (including the reasonable fees and expenses of outside counsel) arising out of or in connection with (i) Escrow Agent’s execution and performance of this Agreement, except in the case of any Indemnified Party to the extent that such loss, liability or expense is due to the gross negligence, willful misconduct or fraud of such Indemnified Party, or (ii) its following any instructions or other directions executed by the Parties. The Parties acknowledge that the foregoing indemnities shall survive the resignation or removal of Escrow Agent or the termination of this Agreement.

7. Disputes. In the event any dispute shall arise between Streeterville and NaturalShrimp with respect to the disposition or disbursement of the Escrow Amount, Escrow Agent is permitted to interplead the Escrow Amount into a competent federal or state court within the State of Utah, and thereafter shall be fully relieved from any and all liability or obligation with respect to the Escrow Amount. Streeterville and NaturalShrimp further agree to pursue any redress or recourse in connection with such a dispute without making Escrow Agent a party to same.

8. Designations. The Parties shall each designate one or more persons (the “Designated Persons”) who will execute notices and from whom Escrow Agent may take instructions hereunder or to whom Escrow Agent may give notices. Such designations may be changed from time to time upon notice to Escrow Agent from the respective Parties. Escrow Agent will be entitled to rely conclusively on any action taken by the Designated Persons or their respective successor designees. Initially, the Designated Persons are:

For Streeterville:	For NaturalShrimp:
John M. Fife	Gerald Easterling
303 East Wacker Drive, Suite 1040	5501 LBJ Freeway, Suite 450
Chicago, Illinois 60601	Dallas, Texas 75240

9. Further Assurances. The Parties agree that, from time to time upon the written request of Escrow Agent, the Parties shall execute and deliver such further documents and do such other acts and things as Escrow Agent may reasonably request in order to fully effectuate the purposes of this Agreement.

10. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Escrow Parties hereto with respect to the general subject matter hereof, supersedes all prior discussions and agreements with respect thereto, and cannot be contradicted by evidence of any alleged oral agreement. This Agreement may only be amended, modified, or rescinded by written agreement signed by the Escrow Parties hereto.

11. Authority; Counterparts. The persons signing below each represent and warrant that they have all requisite and necessary authority to bind the Escrow Party for which they are signing to all the terms of this Agreement. This Agreement may be executed by signatures sent by facsimile or other electronic means and in separate counterparts, each signature page of which shall be an original copy, all of which together, when attached to the body hereof, shall constitute one instrument, binding upon all Escrow Parties hereto, notwithstanding that all of the Escrow Parties shall not have signed the same counterparts.

12. Notices. All notices, requests, demands or other communications provided for hereunder shall be in writing and mailed or delivered to the address(es) specified above. All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by email or facsimile with telephonic confirmation of receipt. Notice sent to Escrow Agent shall be sent to: Hansen Black Anderson Ashcraft PLLC, Attn: Jonathan K. Hansen, 3051 West Maple Loop Drive, Suite 325, Lehi, Utah 84043, or via email to .

13. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Utah. The Escrow Parties hereto hereby exclusively and irrevocably submit to, and waive any objection against, the exclusive jurisdiction and venue of any state or federal court sitting in Salt Lake County, Utah, over any proceeding arising out of or relating to this Agreement.

15. Successors and Assigns. This Agreement shall be binding upon the Escrow Parties hereto and each of their successors and assigns.

16. Assignment. None of the Parties may assign their respective interests in and to this Agreement without the prior written consent of each other Party.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above.

NATURALSHRIMP:

NATURALSHRIMP INCORPORATED

By:
Gerald Easterling, Chief Executive Officer

STREETERVILLE:

STREETERVILLE CAPITAL, LLC

By:
John M. Fife, President

ESCROW AGENT:

HANSEN BLACK ANDERSON ASHCRAFT PLLC

By:
Jonathan K. Hansen

[Signature Page to Escrow Agreement]